UNITED STATES

SECURITIES AND EXHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.   )

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M.D.C. Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

The second and third paragraphs under “Outcomes Reflect Alignment with Performance” on page 37 of our Proxy Statement filed on February 25, 2020, did not note that the Adjusted Pre-Tax Diluted EPS target goal was adjusted to reflect the 2019 stock dividend and that the targets represent performance at or above the actual 2018 performance. The second and third paragraphs, as clarified, are set forth below:

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Adjusting for the 2019 stock dividend, the targets set forth below represent performance at or above our actual 2018 performance.

Home Sale Revenues	Bonus (thousands)	Goal (billions)	Adjusted Pre-Tax EPS	Bonus (thousands)	Goal
Target	$1,300	$2.981	Target	$1,300	$4.74
Threshold	$800	$2.700	Threshold	$800	$3.07

Net New Orders	Bonus (thousands)	Goal (homes)	Adjusted EBITDA	Bonus (thousands)	Goal ($ in millions)
Target	$1,300	6,200	Target	$1,500	$398
Threshold	$800	5,974	Threshold	$1,000	$284

The appropriateness of the categories selected for 2019, along with target and threshold goal amounts, were carefully considered by the Compensation Committee given the Company’s emphasis on prioritizing growth, risk management, financial stability and pursuit of long-term value. Specifically, with respect to the Home Sale Revenues, Adjusted Pre-Tax Diluted EPS, Net New Orders and EBITDA goals, the minimum and target performance criteria were established based on the prior year actual performance as well as the 2019 Business Plan. Adjusting for the 2019 stock dividend, the target goals represent performance at or above our actual 2018 performance. Bonuses earned for each metric were adjusted on a pro-rata basis if actual results were between Threshold and Target.

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